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                                                                     EXHIBIT 8.1

                       [HAYNES AND BOONE, LLP LETTERHEAD]


November 29, 2001


Madison Oil Company
9400 North Central Expressway
Suite 1209
Dallas, Texas 75231

Ladies and Gentlemen:

We have acted as special tax counsel to Madison Oil Company, a Delaware corporation ("COMPANY"), in connection with the proposed merger (the "MERGER") of MOC Acquisition Corporation, a Delaware corporation ("MERGER SUB") and a wholly owned subsidiary of Toreador Resources Corporation, a Delaware corporation ("TOREADOR"), with and into Company. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 3, 2001, among Toreador, Merger Sub and Company (the "MERGER AGREEMENT").

Pursuant to Section 8.3(d) of the Merger Agreement, you have requested our opinion regarding whether the Merger will be treated as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). In rendering our opinion, we have assumed with your consent that:

     1. The representations made by Company and Toreador in the Tax Certificates provided to us, as special tax counsel to Company, dated October 25, 2001, are true, correct and complete and will be true, correct and complete at all times up to and including the Effective Time (as if made as of the Effective Time). In addition, any representations made in such Tax Certificates "to the knowledge of" or similarly qualified are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time, in each case without such qualification;

     2. The Merger will be consummated in the manner contemplated by and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of Delaware;

     3. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there have been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

     4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all respects (and we will rely upon them without any independent investigation or review thereof), and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or that make any such statements, descriptions or representations untrue or incorrect in any respect

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Madison Oil Company
November 29, 2001
Page 2

In the event that any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is untrue, incorrect or incomplete for any reason, or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinion may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that for U.S. Federal income tax purposes:

     (A) The Merger will qualify as a reorganization described in Section 368(a) of the Code. Toreador, Merger Sub and Company each will be "a party to such reorganization" described in Section 368(b) of the Code.

     (B) Neither Toreador nor Company will recognize gain or loss as a result of the Merger.

     (C) Except as set forth in (D) below, no gain or loss will be recognized by Madison stockholders who exchange their Madison common stock for Toreador common stock in the Merger.

     (D) A Madison stockholder who receives Toreador common stock and cash in the Merger will recognize gain equal to the lesser of (i) the excess of the sum of the merger consideration received over the aggregate tax basis of Madison common shares exchanged therefor and (ii) the amount of cash and the fair market value of property (other than Toreador common stock) received in the Merger.

This opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not take a different position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws.

This opinion addresses only the matters set forth above and, except as stated above, does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. This opinion does not address any of the tax consequences that may result from the Merger that may be material to an individual owner based on his or its particular tax situation, including but not limited to non-U.S. tax consequences of the Merger. In addition, we express no opinion as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either (i) any of the transactions described in the Merger Agreement is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) any of the representations, warranties, statements and assumptions upon which we have relied to issue this opinion is not true and accurate at all relevant times.

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Madison Oil Company
November 29, 2001
Page 3

This opinion is being delivered to you for the purpose of satisfying the requirements set forth in Section 8.3(d) of the Merger Agreement and may be referenced and referred to in the "Material U.S. Federal Tax Consequences of the Merger" and the "Legal Matters" section in that certain Registration Statement on Form S-4 covering the shares to be issued by Toreador pursuant to the Merger Agreement and filed on Exhibit 8.1 to such Registration Statement on Form S-4.

                                       Sincerely,


                                       /s/ Haynes and Boone, LLP
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                                       Haynes and Boone, LLP